Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-30985, 333-89975, 333-63108, 333-100870, and 333-98297 of Coinstar, Inc. and subsidiary on Forms S-8 of our report dated February 14, 2003, appearing in the Annual Report on Form 10-K of Coinstar, Inc. and subsidiary for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Seattle, Washington

February 17, 2004